Exhibit 99.1

Super League Announces Third Quarter 2024 Financial Results

~ Third Quarter Highlighted by Transformative Agreement and Anticipated Strategic Investment from Infinite Reality including Merger of World-Class Audience Assets ~

~ Q3 Net Loss Per Share Narrows to Improve Operational Efficiency on Continued Reduction in Operating Expenses ~

SANTA MONICA, CA—November 14, 2024 —Super League (Nasdaq: SLE), a leader in redefining the gaming industry as a media channel, today announced that it has released third quarter 2024 financial results in the form of a shareholder letter, which can be accessed under the Quarterly Results section of the Company’s investor relations website.

Management Commentary by Chief Executive Officer, Ann Hand:

“During the third quarter, while revenue remained relatively flat, we are pleased with our continued march toward profitability illustrated by a 30% proforma operating expense reduction relative to the same quarter prior year and 27% proforma net loss reduction for the same time period. We also entered a transformative binding agreement with Infinite Reality to merge dynamic, world-class audience assets, and now stand at the precipice of a game-changing transaction that we anticipate will transform us into a “new company” come January 1st, fueled by a more diverse portfolio of assets and a significant strategic investment providing for a strong balance sheet.

This union goes beyond merging assets and investment; it is about shaping the future of digital and physical interaction and commerce. Super League will be granted a worldwide perpetual license to produce events and sell sponsorships for the Drone Racing League, a tech-driven global sports property with over 100 million young fans across 170 countries, and we will assume ownership of Thunder Studios, TalentX and Fearless Media to bolster our reach and digital marketing capabilities. We see many areas of synergy between Super League and Infinite Reality, from the cross-pollination of sales pipelines and brand partner pursuits to ways we can accelerate our product development roadmaps.

In Q3, we continued to see a pipeline of blue-chip brands choosing Super League as their immersive and interactive solutions provider, proven through our activations with the International Olympic Committee, Visa, Maybelline, Google and Universal Pictures. We also continue to see indications of a positive shift in our business model in terms of both deal size and as brands increasingly look to engage us repeatedly and for longer, more persistent programs that create more recurring revenues for us. Coupled with our focus on accelerating market adoption of our higher margin pop-up experiences and more efficient, lean cost structure, we are well positioned to turn the corner into profitability.

Looking ahead, our product and technology approach are how we scale market adoption by leading global brands as we continue to redefine gaming as a digital media channel. Bolstered by the addition of Infinite Reality’s audience assets that will transform the collective entity into a leading global entertainment audience and network strongly capitalized for growth, we are looking forward and see a bright future just ahead of us.”

For any questions related to the Company’s third quarter 2024 financial results or shareholder letter, please contact SLE@mzgroup.us.

About Super League

Super League (Nasdaq: SLE) is redefining the gaming industry as a media channel for global brands. As a leading end-to-end immersive content partner, Super League enables marketers, advertisers, and IP owners to reach massive audiences through creativity, innovation, and gameplay within the world’s largest immersive platforms. Boasting an award-winning development studio, a vast community of native creators, and a proprietary suite of tools that maximize user engagement, Super League is a one-of-a-kind holistic solutions provider. Whether a partner is focused on building a world-class creative experience, achieving a lift in brand awareness, inspiring deeper customer loyalty, or finding new sources of revenue, Super League is at the forefront – always pioneering within immersive worlds. For more information, visit superleague.com.

Investor Relations Contact:
Shannon Devine/ Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League’s growth strategies, the ability to actualize the benefits of the transaction with Infinite Reality, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business; our ability to realize the anticipated benefits of the transaction with Infinite Reality, including the possibility that the expected benefits, particularly from both acquisitions made and contracts entered into with Infinite Reality, will not be realized or will not be realized within the expected time period; the ability to obtain the approval of both the preferred stockholders and the common stockholders to approve the transactions with Infinite Reality; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings that we make from time to time with the Securities and Exchange Commission (the “SEC”) which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.